EXHIBIT 99.1

Shenandoah Telecommunications Company Announces 2014 Year End Customer Results; Company Reports Strong Customer Net Adds in Q4

EDINBURG, Va., Jan. 20, 2015 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company ("Shentel") (Nasdaq:SHEN) announces 2014 year end customer results.

Wireless Segment

The Company announced that net postpaid subscriber additions for fiscal year 2014 were 14,146, an increase of 30.6% from 10,829 in 2013. Year-end postpaid customers increased 5.2% to 287,867. The Company's 2014 annual postpaid churn rate was 1.76%. Net postpaid subscriber additions totaled 4,891 in the fourth quarter of 2014, compared to a record 6,054 for the fourth quarter of 2013. Shentel's postpaid churn rate in the fourth quarter was 1.92%, compared to 1.69% in the same quarter last year.

The Company recorded prepaid net additions of 5,036 in the fourth quarter of 2014, up from 4,378 in the 2013 fourth quarter, and 8,115 for fiscal 2014, down from 8,870 in fiscal 2013. Ending prepaid customers increased 5.9% to 145,162 in 2014. Shentel had prepaid customer churn of 4.02% for the fourth quarter and 4.00% for the year.

The following tables show selected operating statistics of the Wireless segment as of the dates shown:

	December 31,	December 31,
	2014	2013
Retail PCS Subscribers - Postpaid	287,867	273,721
Retail PCS Subscribers - Prepaid	145,162	137,047

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Gross PCS Subscriber Additions - Postpaid	21,313	19,796	72,891	66,558
Net PCS Subscriber Additions - Postpaid	4,891	6,054	14,146	10,829
Gross PCS Subscriber Additions - Prepaid	22,155	19,115	74,838	76,416
Net PCS Subscriber Additions - Prepaid	5,036	4,378	8,115	8,870
PCS Average Monthly Retail Churn % - Postpaid	1.92%	1.69%	1.76%	1.75%
PCS Average Monthly Retail Churn % - Prepaid	4.02%	3.65%	4.00%	4.24%

While the Company experienced strong wireless customer growth, discounting is currently prevalent, resulting in declining monthly service fees per customer. These reduced fees, to date, have been offset by reduced handset subsidies as a result of customers choosing to finance handsets under equipment installment billing plans. Further pricing reductions, as well as changes in the ratio of new customers without handset subsidies relative to existing customers at lower monthly billing rates, could result in a modest reduction in our net operating margin.

Cable Segment

Shentel's cable net Revenue Generating Units (RGUs) increased 34.5% to 7,876 for fiscal year 2014. Year-end cable RGUs increased 6.9% to 121,716. Fourth quarter 2014 cable net additions were 1,250, compared to 1,533 cable net additions in the fourth quarter of 2013.

The following tables show selected operating statistics of the Cable segment as of the dates shown:

	December 31,	December 31,
	2014	2013
Video RGUs	52,095	53,076
High-speed Internet RGUs	51,359	45,776
Voice RGUs	18,262	14,988
Total RGUs	121,716	113,840

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Gross RGU Additions	9,144	8,595	39,402	34,991
Net RGU Additions	1,250	1,533	7,876	5,757

Additional Information

The following table shows additional selected statistics as of the dates shown:

	December 31,	December 31,
	2014	2013
Local access lines	21,573	22,060
DSL subscribers	12,694	12,585
Wireless cell site towers owned	154	153
Fiber route miles	4,390	4,088

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified telecommunications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States. The Company's services include: wireless voice and data; cable video, internet and voice; fiber network and services; and local and long distance telephone. Shentel is the exclusive personal communications service ("PCS") Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia. For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACT: Shenandoah Telecommunications, Inc.
         Adele Skolits
         CFO and VP of Finance
         540-984-5161
         Adele.skolits@emp.shentel.com

         Or

         John Nesbett/Jennifer Belodeau
         Institutional Marketing Services (IMS)
         203-972-9200
         jnesbett@institutionalms.com